EXHIBIT 11

Micron Electronics, Inc.
Computation of Per Share Earnings
(Amounts in thousands, except per share amounts)


Fiscal quarter ended                    November 28, 1996   November 30, 1995
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
PRIMARY
Weighted average shares outstanding                92,464              91,341
Net effect of dilutive stock options                  538               1,225
                                                ---------           ---------
Number of shares used in per share calculation     93,002              92,566
                                                =========           =========

Net income                                      $  24,812           $  16,615
                                                =========           =========

Per share earnings                              $    0.27           $    0.18
                                                =========           =========


FULLY DILUTED
Weighted average shares outstanding                92,464              91,341
Net effect of dilutive stock options                  595               1,224
                                                ---------           ---------
Number of shares used in per share calculation     93,059              92,565
                                                =========           =========

Net income                                      $  24,812           $  16,615
                                                =========           =========

Per share earnings                              $    0.27           $    0.18
                                                =========           =========

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